GLOBAL GOLD CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS

                  This Code of Business Conduct and Ethics (this "Code") consists of three parts: Business Ethics, Legal Compliance and Making It Work. This Code is not intended to cover every applicable law, address all possible business dealings or potential dilemmas, nor does it provide answers to all questions that may arise in connection with the issues raised.

Business Ethics

>> General Standards. The Company is committed to operating with the highest ethical principles guiding our business philosophy and personal business behavior at all times. All employees, officers and directors are expected to behave honestly and with integrity at all times, whether in dealing with fellow employees, the general public, the business community, civic organizations, stockholders, customers, suppliers, or governmental and regulatory authorities.

>> Books and Records and Internal Controls. The accuracy and reliability of the Company's business records are critical to the Company's business decisions and compliance with the Company's financial and legal reporting requirements. Employees, officers and directors shall be familiar with and follow the Company's policies, accounting controls and procedures. Applicable laws and Company policy require the Company to keep books and records that accurately and fairly reflect its transactions and the dispositions of its assets and to maintain a system of internal accounting controls which ensure the reliability and adequacy of its books and records. No employee, officer or director is authorized to depart from this requirement or to condone a departure by anyone else.

>> Alteration of Documents. There will be times when destruction of documents no longer needed for business or legal purposes may be a perfectly legitimate exercise of a proper business decision (i.e., for reasons of cost, logistics, space, etc.). However, the knowing destruction, alteration, concealment, or falsification of paper or electronic documents with the intent to impede, obstruct, or wrongly influence official investigations or proceedings is not only unethical, it is a crime punishable by fines and imprisonment of up to 20 years. Employees, officers and directors must cooperate with duly constituted official investigations that are conducted by both sides in a legally correct fashion.

>> Business Communications. At all times, the Company shall promote full, fair, accurate, timely and understandable disclosures in every report and public communication made by the Company, which includes, of course, any document that it files with or submits to the Securities and Exchange Commission (the "SEC"). Employees, officers and directors are required to comply with these standards in the preparation of any disclosure or communication of the Company. Good judgment must be used when writing about our Company and its business. Written business records may be subject to compulsory disclosure to the government or private parties in litigation, or may be wrongly leaked to or interpreted by the news media.

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>>       Conflict of Interest. Company business must be conducted solely on the basis of merit and open competition. Employees, officers and directors must refrain from actions that might impair their independent judgment or provide unfair advantage to another, or might represent a conflict of interest. A "conflict of interest" occurs when an individual's private interest interferes in any way, or even appears to interfere in any way, with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company in an objective and effective fashion. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Personal loans to, or guarantees of obligations of, such persons are of special concern. Personal loans to officers and directors are not only unethical but also illegal.

>> Confidential Information. Employees, officers and directors should maintain the confidentiality of information entrusted to them by the Company or other companies or persons, except when disclosure is duly authorized or legally mandated. Confidential information includes various kinds of information, including internal, confidential, proprietary or secret information related to the Company's business, operations and research. It includes trade secrets (such as our technology, know-how and experience) and in general all non-public information that might be of use to competitors, or harmful to the Company or its customers if disclosed. Selected human resource and personnel information must be kept strictly confidential and used only for the purposes for which it is intended. Confidential information also includes information entrusted to the Company by other companies or persons, such as customers, suppliers, vendors or service-providers. The obligation to preserve confidential information continues even after association with the Company ends.

>> Corporate Opportunities. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors should not: (i) take for themselves personally opportunities that are discovered through the use of Company property, information or position (ii) use Company property, information or position for personal gain or (iii) compete with the Company.

>> Fair Dealing. Employees, officers and directors should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

>> Protection and Proper Use of Company Assets. Carelessness, misuse, waste, destruction or theft has a direct impact on the Company's profitability. Employees, officers and directors should safeguard the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

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Legal Compliance

>> General Standard. The Company requires compliance with all applicable laws, rules and regulations, as well as compliance with this Code.

>> Discrimination and Harassment. The Company's legal compliance requirement includes all federal and state regulations prohibiting discrimination against any employee or applicant for employment because of race, color, religion, ethnic or national origin, gender, sexual orientation, age, disability or veteran status. This applies to recruitment, compensation, training, promotion and other employment practices. The Company is also committed to providing its employees with a work environment free of any type of harassment, including any deliberate discrimination or harassment, in word or action, against a fellow employee or applicant for employment on the basis of any of the classifications above.

>> Fraud. The Company's legal compliance requirement includes all laws related to wire fraud, mail fraud, bank fraud, securities fraud, any SEC rule or regulation, or any federal rules relating to fraud against shareholders.

>> Securities Laws and Insider Trading. The Company's stock is owned and traded by the general public, and for this reason various laws require the Company to make full, fair, accurate, timely and understandable disclosure of material information. It is the Company's goal to protect all shareholder investments in our Company through strict enforcement of the prohibition against insider trading set forth in federal securities laws and regulations. Employees, officers and directors who have access to inside information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct Company business. Inside information includes any financial, technical or other information about the Company that is not available to the public and might influence an investor's decision to buy, sell or hold stock of the Company. To use inside information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

>> Bribes, Kickbacks, and Other Unlawful Payments. The Company's legal compliance requirement includes the U.S. Foreign Corrupt Practices Act, international anti-bribery conventions and any state or local anti-corruption or bribery laws. No payment to government officials, bribes, kickbacks or other similar unlawful payments designed to secure favored or preferential treatment for or from the Company or any individual associated with the Company is to be given or received.

>> International Operations Policy. The Company's legal compliance includes all governmental laws, rules, and regulations applicable to its operation s outside the United States and to conduct those operations to the highest ethical standards. Where feasible, locally sourced engineering work, construction crews, and supplies will be preferentially used. Laws that apply to operations outside the United States include those of the countries where the operations occur, and may also include certain United States laws which govern international operations of United States companies and United States persons, broadly defined. Accordingly, directors, officers, and employees of the Company who are involved with the Company's operations outside the United States should consult with the General Counsel for advice on applicable United States laws, especially laws regarding boycotts, trade sanctions, export controls, and foreign corrupt practices, and are expected to comply with those laws.

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>>       Environmental Policy. The Company's legal compliance requires that the
         Company conduct its business in a manner that is compatible with the balanced environmental and economic needs of the communities in which it operates. The Company is committed to continuous efforts to improve environmental performance throughout its operations. Accordingly, the Company's policy is to: comply with international standards as developed by the World Bank; comply with all applicable environmental laws and regulations and apply responsible standards where laws and regulations do not exist; assess all projects which will include a review of the environmental issues associated with project development. This assessment will be made available to the appropriate government agencies for review and approval; encourage concern and respect for the environment, emphasize every employee's responsibility in environmental performance, and foster appropriate operating practices and training; manage its business with the goal of preventing incidents and of controlling emissions and wastes to below harmful levels; design, operate, and maintain facilities to this end; respond quickly and effectively to incidents resulting from its operations, in cooperation with industry organizations and authorized government agencies; and undertake appropriate reviews and evaluations of its operations to measure progress and to foster compliance with this policy.

Making It Work

>> Compliance and Reporting Required. Employees, officers and directors are required to report or cause to be reported, on a named or anonymous basis, any act or practice or other information which may constitute a violation of law, rules, regulations or this Code (or may otherwise be considered unethical) to their immediate supervisor, personnel manager, or facility director. However, any employee, officer or director who suspects questionable accounting, internal control or auditing, or has any information to report on an issue described in this Code under the headings "Business Communications" or "Fraud" above, must make a report directly to the Chairman of the Audit Committee of the Board of Directors in accordance with the procedures set forth below. Any employee, officer or director who has any questions related to an interpretation of any part of this Code is encouraged to contact the General Counsel. There is no right to privacy through the use of the Company's telephone, e-mail, Internet and computers. However, the Company will make every effort to respect your anonymity if you choose to use the procedures for anonymous reporting set forth below. In any event, the Company cannot guarantee the eventual anonymity or confidentiality of a person making a report, as more fully described below.

>> Procedure for Anonymous Reports to Supervisors, Etc. or the General Counsel. The procedure for anonymous reporting of complaints to the applicable immediate supervisor, personnel manager, facility director or the General Counsel of the Company is for information to be sent by any of the following means: (i) using non-Company telephones, by immediately faxing a letter to the applicable individual at his or her office number, (ii) using non-Company telephones, by calling the applicable individual at his or her office number, (iii) using non-Company computers, by e-mailing the applicable individual at his or her work e-mail address, or (iv) using non-Company mail facilities, by sending a letter to the applicable individual at his or her work address.

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>>       Procedure for Reports to Audit Committee. The procedure for anonymous reporting of complaints to the Audit Committee is for information to be sent directly to the Audit Committee, which is composed entirely of independent outside directors, by any of the following means: (i) using non-Company telephones, by immediately faxing information to the Chairman of the Audit Committee concerning any such complaint at 212-941-1041, attn: Mr. Nicholas Aynilian (ii) using non-Company telephones, by calling the Chairman of the Audit Committee at 212-431-9785 (please leave a message if your call is not immediately answered), (iii) using non-Company computers, by e-mailing the Chairman of the Audit Committee at Nick@Aynilian.com, or (iv) using non-Company mail facilities, by sending a letter to Nicholas J. Aynilian, Chairman, Audit Committee of the Board of Directors of Global Gold Corporation, 104 Field Point Road, Greenwich Connecticut 06830. The procedure for named reporting of complaints to the Audit Committee is the same, except that Company telephones, computers or mail facilities may be used. Such reporting mechanisms are available 24 hours a day, 7 days a week. All reasonable and appropriate expenses incurred by any employee, officer or director in making a report to the Audit Committee in accordance with this Code will be reimbursed at any time upon request.

>> Full Information. It will be helpful to the Company's investigation of any such suspected violations if your communication is as specific as possible with regard to: (i) the nature of the suspected conduct, (ii) the persons involved or who may have knowledge of it, (iii) the dates upon which such suspected activity occurred, (iv) where it allegedly took place, (v) why you believe this conduct to be unethical, irregular or fraudulent and (vi) how such suspected conduct has allegedly occurred or is presently occurring.

>> No Guarantee of Anonymity or Confidentiality. The Company shall always try to maintain the anonymity and confidentiality of the reports and of those furnishing the information. The Company cannot, however, guarantee the eventual anonymity or confidentiality of any complaint in the event that an effective investigation requires otherwise.

>> No Retaliation. In no event will any action or retaliation be taken against any employee, officer or director for making a report regarding suspected violations of any law, regulation or this Code, or against any person who testifies, participates in, or otherwise assists in a proceeding filed or about to be filed that relates to any such violation. Employees, officers and directors should immediately report to the Chairman of the Audit Committee, in the manner as set forth above, any irregular situation regarding this issue.

>> Application of this Code; Disciplinary Measures. All reports will be investigated and appropriate actions will be taken. The Company shall continuously enforce this Code through appropriate means of discipline. In instances where the proper and ethical course of action is unclear, employees, officers and directors should seek counsel from their immediate supervisor, personnel manager, facility director or the General Counsel. If necessary, the applicable immediate supervisor, personnel manager, facility director, the General Counsel or the Audit Committee, as appropriate, shall determine whether violations of law or this Code have occurred and, if so, shall determine the measures to be taken against the corresponding person. The disciplinary measures shall include counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions and termination of employment or other association with the Company. The Company's General Counsel and the Audit Committee, as appropriate, shall respond to questions and issues of interpretation of this Code.

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>>       Changes to or Waivers of this Code. Any change to or waiver of this
         Code involving a director or the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, may be made only by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed as required by law.

>> Questions and Comments. If anyone has any questions concerning the ethical propriety of any business dealings or other conduct while at work, or any suggestions to make regarding this Code, they should feel free to consult with their immediate supervisor, personnel manager, facility director, the General Counsel or any other officers of the Company.

                                   May 4, 2005

































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Distribution:     All Directors
                  All Officers
                  All Employees
                  All Personnel & Human Resource Directors
                  All Managers & Supervisors
                  All Outside Vendors & Suppliers
                  All Providers of Professional Services
                  Company Website

































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